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                                                                     Exhibit 5.1

                       [Letterhead of Shearman & Sterling]






                                  June 8, 2001




BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, Florida 33414


Ladies and Gentlemen:

         We have acted as counsel to BE Aerospace, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-4, as it may be amended (the "Registration Statement") including the prospectus included therein at the time the Registration Statement is declared effective (the "Prospectus"), relating to the exchange offer (the "Exchange Offer") by the Company of the Company's 8 7/8% Series B Senior Subordinated Notes due 2011 (the "New Notes") for the Company's 8 7/8% Senior Subordinated Notes due 2011 (the "Old Notes"), originally issued by the Company pursuant to Rule 144A under the Securities Act. The Old Notes were, and the New Notes are to be, issued pursuant to the terms of an Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The form of the Indenture is filed as an exhibit to the Registration Statement.

         In this capacity, we have examined the Registration Statement, the form of the Indenture and the originals, or copies, identified to our satisfaction, of such corporate records of the Company and its subsidiaries and other persons, and such other documents, agreements and instruments, as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. In rendering the opinions expressed below, we have relied as to certain factual matters upon certificates of officers of the Company and certificates of public officials.

         For purposes of this opinion, we have assumed that the Indenture will be valid and binding on the Trustee and enforceable against the Trustee in accordance with its terms.
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         Our opinions set forth below are limited to the laws of the State of
New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we do not express any opinions herein concerning any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

                  When the Indenture with respect to the New Notes has been duly executed by the Company and the Trustee and the New Notes have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture, and delivered in exchange for the Old Notes as described in the Registration Statement, the New Notes will be duly issued and delivered by the Company and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and will be enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).


                  We hereby consent to the filling of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the captions "The Exchange Offer -- Federal Income Tax Consequences" and "Legal Matters".




                                              Very truly yours,
                                              /s/ Shearman & Sterling